Exhibit 99.1

Charles H. Noski Named to The Priceline Group's
Board of Directors

NORWALK, Conn., Feb. 25, 2015 . . . The Board of Directors of The Priceline Group Inc. (NASDAQ: PCLN) today announced that it has named Charles ("Chuck") Noski, Board Director of Microsoft Corporation, Avon Products, Inc., and the National Association of Corporate Directors, as The Priceline Group's newest Director, effective March 1, 2015.

In 2012, Mr. Noski retired from the role of Vice Chairman of Bank of America Corporation, to which he was named after serving as the company's Executive Vice President and Chief Financial Officer. Prior to this, Mr. Noski served as Chief Financial Officer, Corporate Vice President and Director of Northrop Grumman Corporation. Prior to Northrop Grumman, he was Vice Chairman of the Board of Directors and Chief Financial Officer of AT&T Corporation. Before that, Mr. Noski led Hughes Electronics Corporation (now The DIRECTV Group) in various senior executive roles, including President and Chief Operating Officer. Mr. Noski began his career at Deloitte & Touche LLP where he was named Partner.

"Chuck Noski has an extensive background in Operations, Strategy, and Finance at some of the world's leading B2C and B2B brands," said Jeff Boyd, Chairman of The Priceline Group.  "His perspective will bring immense value to our Board of Directors as we continue to expand our international footprint and respond to new technologies and changing consumer behaviors. We are very excited to welcome Chuck to the Company."

"The Priceline Group is a world leader in its space, operating six major brands across 200 global markets," said Noski. "There are still so many opportunities for scaled growth in online travel and e-commerce and I am excited to take part in this journey alongside the Company's management team and Directors."

About The Priceline Group

The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to consumers and local partners in over 200 countries through six primary brands: Booking.com, priceline.com, KAYAK, agoda.com, rentalcars.com and OpenTable. For more information visit PricelineGroup.com.
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For Press Information: Leslie Cafferty 203-299-8128 leslie.cafferty@pricelinegroup.com

Investor Relations: Matthew Tynan 203-299-8487 matthew.tynan@pricelinegroup.com